                            EX-10.27

Plan:    IDEX Corporation Incentive Award Plan
As Amended and Restated effective APRIL 8, 2015
IDEX CORPORATION
Restricted Stock Award Agreement
Effective on the Grant Date, you have been granted Restricted Stock, in accordance with the provisions of this agreement and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 8, 2015 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement.
In addition to the Restricted Stock, you will be paid dividends on the number of shares of Restricted Stock which have not been forfeited. Dividends will be paid through the normal payroll cycle in cash shortly after dividends are paid to eligible shareholders of common stock.
The Restricted Stock will fully vest and no longer be subject to the restriction of this Agreement on the [__ ] anniversary of the Grant Date.
In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by IDEX Corporation (the "Company") or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its "Subsidiary"), with or without cause or by mutual agreement ("Termination of Service"), your right to vest in the Restricted Stock will terminate effective as of date of Termination of Service. If your employment or service is in a jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the "Notice Period"), you have no rights to vest in your Restricted Stock or to receive Dividends during the Notice Period.
Notwithstanding the foregoing, this award shall be fully vested upon your Termination of Service by reason of death, Disability, or Retirement. "Disability" means that you could qualify to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time.
For the purposes of this Agreement, “Retirement” means your Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of your age and Years of Service is at least 70. “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.

Further, if a Change in Control of the Company occurs, the restricted stock shall continue in effect, or be assumed or an equivalent Award substituted by the publicly-traded successor or a parent or subsidiary of a successor (with appropriate adjustments in the Award as provided in Section 11.1 of the Plan); provided however, that if you incur a Termination of Service, by the Company without Cause or by reason of your termination for Good Reason, and the date of Termination of Service occurs (or in the case of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, the restricted stock shall be fully vested and all forfeiture restrictions shall lapse on your Termination of Service. “Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) failure to perform your material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided, (ii) your breach of fiduciary duty to the Company, (iii) your indictment under the laws of any jurisdiction in which you reside or are otherwise performing services for the Company or any Subsidiary, for (A) a civil offense which is injurious to the business reputation of the Company or (B) a criminal offense, or (iv) your breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company. "Good Reason" shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) there has been a material diminution in your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority, (ii) a required relocation of more than 50 miles from the location of your principal job location or office immediately prior to the Change In Control, or (iii) a material breach by the Company or Subsidiary of any of the material terms of any agreement covering your terms of employment. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.
In the event that the successor in a Change in Control refuses to assume or substitute for the restricted stock, or following the Change in Control neither the Company, any successor thereto, nor any ultimate parent thereof will have equity securities that are readily tradable on a regulated securities exchange, then upon the Change in Control, the restricted stock shall automatically be fully vested and the holder thereof shall be entitled to receive in the Change in Control an amount of cash equal to the amount that could have been attained upon the vesting or other payment of such restricted stock.
If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.
Unless otherwise consented to by the Company, until vested the Restricted Stock is not transferable except by will or the laws of descent and distribution.

The Company will cause the Restricted Stock to either (i) be issued and one or more stock certificates representing the Restricted Stock to be registered in your name or (ii) held in book entry form. If a stock certificate is issued, such certificate will bear the following legend:
The shares of stock represented by this certificate are subject to forfeiture and the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in the Plan and the Restricted Stock Award Agreement effective on the Grant Date, entered into between the registered owner of such shares and IDEX Corporation. A copy of the Agreement is on file in the office of the Secretary of IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, IL 60045.
If a certificate is issued then such certificate, together with stock powers duly executed or related to such Restricted Stock, will be deposited with the Secretary of the Company or a custodian designated by the Secretary. In such case, the Secretary or custodian will issue a receipt to you evidencing the certificates held that are registered in your name. Until the Restricted Stock has been issued and registered in your name, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award.
The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from the receipt of the shares of Common Stock upon settlement of the Restricted Stock or of cash upon payment of dividends. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold cash payable, or shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation or (iii) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of the shares. If you are subject to United Kingdom income tax and/or national insurance contributions, the Company or any Subsidiary may withhold or collect any income tax and national insurance contributions: (i) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of a Restricted Stock Award; (ii) directly from you by payment of cleared funds; or (iii) by arranging for the sale of some of the shares of Restricted Stock to which you are entitled.
You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.

Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.
Your participation in the Plan is voluntary. The value of the Restricted Stock Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Restricted Stock Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Restricted Stock under the Plan represents a mere investment opportunity.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of a Restricted Stock Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock or benefits in lieu of Restricted Stock in the future. Future awards of Restricted Stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.
All cash payments shall be made as determined by the Committee in either US dollars or the local currency applicable to your jurisdiction, after being converted from a US dollar equivalent based on the exchange rate selected by the Committee.
Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
COMPANY:
IDEX CORPORATION

By:___/s/ DENISE R. CADE_____
Denise R. Cade
Senior Vice President, General Counsel and Corporate Secretary